EXHIBIT 8


                          PITNEY, HARDIN, KIPP & SZUCH
                               MAIL P.O. BOX 1945
                       MORRISTOWN, NEW JERSEY 07962-1945



                                                                December 9, 1994


HUBCO, Inc.
3100 Bergenline Avenue
Union City, New Jersey 07087
Attn:  Mr. Kenneth T. Neilson, President

Jefferson National Bank
155 Jefferson Street
Passaic, New Jersey 07055
Attn:  Mr. Raymond L. Sisco, Chairman

                  Re:  Merger of Jefferson National Bank into Hudson
                       United Bank

     We have represented HUBCO, Inc. ("Hubco"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank (the "Bank"), a New Jersey state chartered commercial banking corporation which is a wholly owned subsidiary of Hubco, in connection with the proposed merger of Jefferson National Bank ("Jefferson"), a national bank, into the Bank (the "Merger"). The Merger shall be effected pursuant to the provisions of an Amended and Restated Agreement and Plan of Merger dated November 28, 1994 among Hubco, Jefferson and the Bank (the "Merger Agreement"). This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     In connection with such representation, we have reviewed the Registration Statement (Form S-4) filed with the Securities and Exchange Commission pertaining to the Merger


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(the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Merger (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Merger pursuant to the Merger Agreement. At this time, we expect to deliver such opinion at the closing of the Merger.

     We hereby consent to our being designated as an expert in the Registration Statement with respect to federal income tax consequences of the Merger and to the inclusion of this letter as an exhibit to the Registration Statement.


                                                Very truly yours,



                                                PITNEY, HARDIN, KIPP & SZUCH



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                          [Effective Date of Merger]


HUBCO, Inc.
3100 Bergenline Avenue
Union City, New Jersey 07087
Attn:  Mr. Kenneth T. Neilson, President

Jefferson National Bank
155 Jefferson Street
Passaic, New Jersey 07055
Attn:  Mr. Raymond L. Sisco, Chairman

                  Re:  Merger of Jefferson National Bank into Hudson
                       United Bank

     We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank (the "Bank"), a New Jersey state chartered commercial banking corporation which is a wholly owned subsidiary of HUBCO, in connection with the proposed merger of Jefferson National Bank ("Jefferson"), a national bank, into the Bank (the "Merger"). The Merger shall be effected pursuant to the provisions of an Amended and Restated Agreement and Plan of Merger dated November 28, 1994 among HUBCO, Jefferson and the Bank (the "Merger Agreement"). This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     Pursuant to the Merger Agreement, at the Effective Time the Merger shall be effected by the merger of Jefferson into the Bank, pursuant to federal and New Jersey state law, with the Bank surviving.

     Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of Jefferson Common Stock (other than Dissenting Shares and shares of Jefferson Common Stock owned by HUBCO or the Bank in a non-fiduciary capacity) shall be converted into the right to receive 2.865 (the "Exchange Ratio") shares of HUBCO Common Stock, subject to adjustment as set forth in the Merger Agreement. No fractional shares of HUBCO Common Stock shall be issued, and in lieu thereof, any holder of Jefferson Common Stock who otherwise would be entitled to receive a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Median Pre-Closing Price of HUBCO Common Stock.

     In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Merger and have authorized us to rely on such representations in expressing the within opinions:



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HUBCO, Inc.
Jefferson National Bank
[Effective Date of Merger]
Page 2


     1. The fair market value of the HUBCO Common Stock received by each Jefferson shareholder in connection with the Merger will be approximately equal to the fair market value of the Jefferson Common Stock surrendered in the exchange.

     2. To the best knowledge of the management of Jefferson, there is no plan or intention on the part of the shareholders of Jefferson on the date hereof to sell, exchange or otherwise dispose of a number of shares of HUBCO Common Stock received in the Merger that would reduce such Jefferson shareholders' ownership of HUBCO Common Stock to a number of shares having a value, as of the date of the Merger, of less than 51 percent of the value of all of the formerly outstanding Jefferson Common Stock as of the same date. For purposes of this representation, shares of Jefferson Common Stock surrendered by dissenters, exchanged for cash in lieu of fractional shares of HUBCO Common Stock or owned by HUBCO or the Bank in a non-fiduciary capacity will be treated as outstanding Jefferson Common Stock on the date of the Merger. Jefferson has considered, in making this representation, any shares of Jefferson Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of Jefferson Common Stock, or by shareholders who are officers or directors of Jefferson, after the announcement of the Merger and prior to the Effective Time to the extent the management of Jefferson has knowledge on the date hereof of any such sales, redemptions or dispositions.

     3. Following the Merger, HUBCO has no present intention to issue additional shares of its stock that would result in the present shareholders of HUBCO losing control of HUBCO within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). (Hereafter, "Section" references shall be references to Sections of the Code.).

     4. None of the compensation received by any shareholder-employees of Jefferson will be separate consideration for, or allocable to, any of their shares of Jefferson Common Stock.

     5. HUBCO has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

     6. The payment of cash in lieu of fractional shares of HUBCO Common Stock is solely for the purpose of avoiding the expense and inconvenience to HUBCO of issuing fractional shares of HUBCO Common Stock and does not represent separately bargained-for consideration.



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HUBCO, Inc.
Jefferson National Bank
[Effective Date of Merger]
Page 3


     7. Following the Merger, HUBCO and the Bank will continue the historic business of Jefferson or use a significant portion of Jefferson's business assets in the business of the Bank.

     8. There is no intercorporate indebtedness existing between HUBCO and Jefferson, or between the Bank and Jefferson, that was issued, acquired, or will be settled at a discount.

     9. No parties to the Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv).

     10. Jefferson is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     11. HUBCO and the Bank have no plan or intention to liquidate the Bank or merge the Bank with and into another entity, or sell or otherwise dispose of any of the assets of Jefferson acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers described in Section 368(a)(2)(c).

     12. The liabilities of Jefferson assumed by the Bank and the liabilities to which the transferred assets of Jefferson are subject were incurred by Jefferson in the ordinary course of its business and are associated with the assets to be transferred.

     13. The fair market value of the aggregate assets of Jefferson transferred to the Bank in the Merger will equal or exceed the sum of the liabilities assumed by the Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

     14. Jefferson and the shareholders of Jefferson will pay their respective expenses, if any, incurred in connection with the Merger.

     15. There is no larger integrated transaction of which the Merger constitutes only one step.

     As counsel to HUBCO and the Bank, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed herein, we have relied on representations of the parties to the Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

     Based on the foregoing, we are of the opinion that:



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HUBCO, Inc.
Jefferson National Bank
[Effective Date of Merger]
Page 4


     1. The Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). The Bank and Jefferson each are a "party to a reorganization" within the meaning of Section 368(b)(2).

     2. No gain or loss will be recognized by the Bank or Jefferson in connection with the Merger. Sections 361(a) and 1032.

     3. No gain or loss will be recognized by the shareholders of Jefferson whose Jefferson Common Stock is converted solely into HUBCO Common Stock in connection with the Merger. Section 354(a).

     4. Jefferson shareholders receiving cash in lieu of fractional shares of HUBCO Common Stock will be treated as if such fractional shares had been received from HUBCO and then subsequently redeemed by HUBCO. The cash received by the Jefferson shareholders in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116, Rev. Proc. 77-41, 1977-2 C.B. 574. Accordingly, such shareholders will recognize gain or loss on the receipt of such cash measured by the difference between the amount of such cash and the respective adjusted basis of such shareholders in their fractional shares of HUBCO Common Stock considered to have been redeemed.

     5. The basis of any HUBCO Common Stock received by a shareholder of Jefferson in connection with the Merger shall equal the adjusted basis of the shareholder's Jefferson Common Stock converted in the transaction, reduced by the amount of cash received, if any, on the conversion, and increased by the amount of gain recognized, if any, on the conversion (whether characterized as dividend or capital gain income).

     6. The holding period of the Hubco Common Stock received by the shareholders of Jefferson in connection with the Merger will include the period during which their Jefferson Common Stock converted in the transaction was held, provided such stock was held as a capital asset on the date of the Merger.
Section 1223(1).

                                                 Very truly yours,